Exhibit 99.1

CONTACT: Investor inquiries: ir@corcept.com Media inquiries: communications@corcept.com www.corcept.com

Corcept Submits New Drug Application for Relacorilant

as a Treatment for Patients with Platinum-Resistant Ovarian Cancer

REDWOOD CITY, Calif., (July 14, 2025) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, has submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for its proprietary, selective cortisol modulator, relacorilant, to treat patients with platinum-resistant ovarian cancer.

Corcept’s filing is based on positive data from its pivotal Phase 3 ROSELLA and Phase 2 trials. In these trials, patients who received relacorilant plus nab-paclitaxel experienced improved progression-free and overall survival compared to patients who received nab-paclitaxel monotherapy, with no need for biomarker selection. Relacorilant was well-tolerated, consistent with its known safety profile. Importantly, the type, frequency and severity of adverse events in the combination arms were similar to those in the nab-paclitaxel monotherapy arms. Relacorilant did not increase the safety burden of the patients who received it.

“This submission is an important milestone for Corcept as we now have two New Drug Applications before the FDA: Relacorilant in combination with nab-paclitaxel as a treatment for people with platinum-resistant ovarian cancer and relacorilant as a treatment for patients with hypercortisolism,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer. “Better treatment options are needed for the many patients living with these diseases. Our oncology and endocrinology business units are already working to make sure relacorilant is available immediately following regulatory approval.”

About Relacorilant

Relacorilant, an oral therapy, is a selective glucocorticoid receptor (GR) antagonist that modulates cortisol activity by binding to the GR but not to the body’s other hormone receptors. Corcept is developing relacorilant in ovarian cancer and a variety of other serious disorders, including endogenous hypercortisolism and prostate cancer. Relacorilant is proprietary to Corcept and is protected by composition of matter, method of use and other patents. It has been designated an orphan drug by the FDA and the European Commission (EC) for the treatment of hypercortisolism and by the EC for the treatment of ovarian cancer. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of December 30, 2025 for relacorilant as a treatment for patients with hypercortisolism.

About Cortisol’s Role in Oncology

Cortisol plays a role in tumor growth through several mechanisms. It helps solid tumors resist chemotherapy by inhibiting cellular apoptosis — the tumor-killing effect chemotherapy is meant to stimulate. In some cancers, cortisol promotes tumor growth by activating oncogenes in the cells to which it binds. Cortisol also suppresses the body’s immune response, which weakens its ability to fight all diseases, including cancer.

About Platinum-Resistant Ovarian Cancer

Ovarian cancer is the fifth most common cause of cancer death in women. Patients whose disease returns less than six months after receiving platinum-containing therapy have “platinum-resistant” disease. There are few treatment options for these women. Median overall survival following recurrence is approximately 12 months with single-agent chemotherapy. Approximately 20,000 women with platinum-resistant disease are candidates to start a new therapy each year in the United States, with at least an equal number in Europe.

About Corcept Therapeutics

For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders, leading to the discovery of more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In February 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous hypercortisolism. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website.

In this press release, forward-looking statements include statements concerning: relacorilant’s potential to receive regulatory approval from the FDA as a treatment for patients with platinum-resistant ovarian cancer and for patients with hypercortisolism; relacorilant’s ability to provide important benefits to patients living with these diseases; relacorilant’s availability following potential regulatory approval; the scope and protective power of relacorilant’s orphan drug designation and our intellectual property; and the potential of cortisol modulation to treat patients with a wide variety of serious disorders. We disclaim any intention or duty to update forward-looking statements made in this press release.